PRESS RELEASE

                                  Contact: Fred G. Kowal
                                           President and Chief Operating Officer
                                           ASB Holding Company
                                           (973) 748-3600
ASB Holding Company
American Bank of New Jersey
365 Broad Street
Bloomfield, NJ  07003-2798

OTC Electronic Bulletin Board "ASBH"       For Immediate Release
                                           ---------------------
                                           May 27, 2005


    ASB HOLDING COMPANY ANNOUNCES STOCK PURCHASES TO FUND STOCK BENEFIT PLAN

Bloomfield, New Jersey - May 27, 2005 - ASB Holding Company (OTC Electronic Bulletin Board "ASBH") (the "Company"), the middle-tier stock holding company of American Bank of New Jersey (the "Bank") and ASB Investment Corp, announced today that the Company approved the purchase of up to 81,651 shares of its Common Stock in open-market transactions from time to time in order to have shares available to fund stock awards previously made under the Bank's 2005 Restricted Stock Plan ("Stock Plan"). Such Stock Plan was previously approved by a vote of stockholders at the Company's Annual Meeting held on January 20, 2005.

Such purchases will be made from time to time in the open market, based on stock availability, price and the Company's financial performance. It is anticipated that purchases will be made during the next twelve months, although no assurance can be given as to when such purchases will be made or to the total number of shares that will be purchased during such period.

At March 31, 2005, the Company had total assets and stockholders' equity of $441.0 million and $38.8 million, respectively while reporting total deposits of $328.0 million and net loans of $333.3 million. The Bank is a federally chartered stock savings bank that conducts business from its main office in Bloomfield, New Jersey and a branch office in Cedar Grove, New Jersey.

The foregoing information contains forward-looking statements concerning the financial condition, results of operations and business of the Company and its plans, objectives, expectations, estimates and intentions. The Company cautions that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.